CERTIFICATE OF CORRECTION
                                       TO
                           CERTIFICATE OF DESIGNATION
                              PREFERRED B SHARES OF
                             PRIMEHOLDINGS.COM, INC.
              Pursuant to Delaware Corporation Code Section 103(f)

1.       Name of Corporation for which correction is being made:
         PRIMEHOLDINGS.COM, INC.

2.       Description of original document for which correction is being made:

                           CERTIFICATE OF DESIGNATION
                               PREFERRED B SHARES
                           OF PRIMEHOLDINGS.COM, INC.

3.       Filing date of original document: April 25, 2000

4.       Description of the incorrect statement and the reason it is incorrect:

         Part III of page one of the aforementioned document incorrectly states the date on which the Board of Directors adopted by resolution a series of preferred stock designated as Preferred B. The reason for this mistake is clerical in nature.

5.       Correction of the incorrect statement:

         III. The following is a true and correct copy of resolutions duly adopted by the Board of Directors on September 30, 1998, which constituted all requisite action on the part of the Company for adoption of such resolutions.

6.       Signature

IN WITNESS WHEREOF, PRIMEHOLDINGS.COM, INC., has caused this CERTIFICATE OF CORRECTION to be signed by Thomas E. Aliprandi, its Chairman, and attested by David E. Shepardson III, its Secretary, this 27th Day of October, 2000.


                                                     PRIMEHOLDINGS.COM, INC.


                                                     /s/ Thomas E. Aliprandi
                                                     -----------------------
                                                     Thomas E. Aliprandi
                                                     Chairman

Attest:

/s/ David E. Shepardson, III
-----------------------------
David E. Shepardson, III
Secretary